UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
January 18, 2008

THE CHILDREN’S PLACE RETAIL STORES, INC.
(Exact Name of Registrants as Specified in Their Charters)

Delaware
(State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

(201) 558-2400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

As previously disclosed by the Company in a Form 8-K filed with the Securities and Exchange Commission on December 12, 2007 the Company has adopted a comprehensive strategy to address the retention and appropriate compensation of its executive officers and other key employees, other than its interim Chief Executive Officer. As part of this comprehensive strategy, the Company adopted a new long term equity incentive program for the Company’s executive officers and certain other key employees (the “2008 LTIP”). Pursuant to the 2008 LTIP, on December 10, 2007, the executive officers received an equal number of deferred stock awards and performance share awards to be issued pursuant to the terms of the amended and restated 2005 Equity Incentive Plan (the “2005 Plan”). In addition, the Company entered into change in control agreements with these executive officers and other key employees.

The Company has determined that certain terms among the deferred stock award agreements, the performance share award agreements and the change in control agreements that were executed in December required changes to conform to the terms originally approved by the Company’s board of directors and compensation committee. Accordingly, on January 18, 2008, the Company began executing amended and restated agreements with these executive officers and other key employees.

The material changes to each of these agreements are described below.

Performance Share Award

The original performance share award agreements provided that in the event the awards are not assumed in connection with a change in control, a pro rata portion of the target number of awards that have not previously vested will vest upon such change of control. The performance share award agreements were amended so that in the event (a) the awards are not assumed in connection with a change in control or (b) the awardee is entitled to benefits under his or her change in control agreement, then in such event the awardee shall be entitled to at least 50% of his or her target number of performance shares if the change in control occurs by December 10, 2008, 75% of the target if the change in control occurs between December 11, 2008 and June 10, 2009 and 100% of the target if the change in control occurs after June 10, 2009.

A form of the amended and restated stock award agreement is attached hereto as Exhibit 99.1.

Deferred Stock Award

The original deferred stock award agreements provided that in the event the awards are not assumed in connection with a change in control, 50% of the outstanding awards will vest if the change in control occurs by December 10, 2008, 75% would vest if the change in control occurs between December 11, 2008 and June 10, 2009 and 100% would vest if the change in control occurs after June 10, 2009. The deferred stock award agreements were amended so that regardless of whether the awards are assumed in connection with a change in control the awards will accelerate as described in the previous sentence. In addition, a provision was added to the deferred stock award agreements to provide that if the awards were assumed by the purchaser or the surviving company the awards that were not accelerated would continue to vest when they were originally scheduled to vest if a change in control had not occurred.

A form of the amended and restated stock award agreement is attached hereto as Exhibit 99.2.

Change in Control Arrangements

The definition of a “change in control” was amended so that it is the same as in the 2005 Plan.

A form of the amended and restated stock award agreement is attached hereto as Exhibit 99.3.

Tara Poseley Employment Agreement

In addition, on January 24, 2008, the Company and Tara Poseley, President, Disney Store North America, entered into an amendment of her employment agreement whereby if Ms. Poseley’s employment is terminated by us without cause, or by Ms. Poseley for good reason, we will be required to pay Ms. Poseley her base salary then in effect for one and a half years following such termination, which amount will be payable in bi-weekly installments following her termination. Previously, Ms. Poseley was entitled to her base salary for one year.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit 99.1	Form of Amended and Restated Performance Share Award Agreement

Exhibit 99.2	Form of Amended and Restated Deferred Stock Award Agreement

Exhibit 99.3	Form of Amended and Restated Change in Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2008

THE CHILDREN’S PLACE RETAIL STORES, INC.

	By:	/s/ Susan Riley
Name: Susan Riley
Title: Executive Vice President, Finance and Administration